Exhibit 99.1

STAAR Surgical Announces Preliminary Net Sales for First Quarter 2024

Total Net Sales in Excess of $77 Million

Including Record Quarterly U.S. ICL Sales of $5 Million

LAKE FOREST, CA, April 4, 2024---STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of the EVO family of Implantable Collamer® Lenses (EVO ICL™) for myopia, astigmatism and presbyopia, today announced preliminary net sales for the first quarter ended March 29, 2024, are expected to be in excess of $77 million, with U.S. ICL sales expected to be $5 million for the quarter. This represents the Company’s highest quarterly ICL sales in the U.S. since the Company obtained U.S. FDA approval of the EVO ICL in March 2022. The Company is providing this information due to investment community meetings taking place April 5-8 at the ASCRS Annual Meeting in Boston.

“STAAR is off to a solid start in 2024 as illustrated by our preliminary first quarter results including a record quarter in the U.S.,” said Tom Frinzi, President and CEO of STAAR Surgical. “U.S. ICL sales were up approximately 20% sequentially to $5 million in the first quarter, which reflects early signs of our increased market focus. EMEA ICL sales were up approximately 11% year over year and ICL sales in our APAC region were up approximately 9%, including approximately 10% growth in China. We are pleased by the first quarter performance across all major geographies and will provide further detail on our results and outlook during our upcoming earnings call, but at this time we believe our fiscal 2024 net sales can be at the higher end of our previously announced outlook range of $335 million to $340 million.”

Cash, cash equivalents and investments available for sale was approximately $248 million and accounts receivable was approximately $70 million as of March 29, 2024, as compared to $232.4 million and $94.7 million, respectively, at December 29, 2023. The Company expects to report complete first quarter financial results and discuss its fiscal 2024 outlook during its quarterly earnings call on or about May 8, 2024. The financial information in this press release is preliminary and subject to adjustment in the final financial statements to be filed with the Company’s Quarterly Report on Form 10-Q for the three months ended March 29, 2024.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO ICL™ product line. More than 3,000,000 ICLs have been sold to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: EVOICL.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA, and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections, anticipated financial results, estimates and outlook (including as to net sales), plans, strategies, and objectives of management for 2024 and beyond or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, and any statements of assumptions underlying any of the foregoing, including those relating to financial performance in the quarter, fiscal year 2024 and beyond. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to global economic conditions, as well as the factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 29, 2023 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the impact of COVID-19; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before or after approval, or to take enforcement action; international conflicts, trade disputes and substantial dependence on demand from Asia; and the willingness of surgeons and patients to adopt a new or improved product and procedure.

We intend to use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website in the ‘Investor Relations’ sections. Accordingly, investors should monitor such portions of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

CONTACT:	Investors & Media Brian Moore Vice President, Investor Relations and Corporate Development (626) 303-7902, Ext. 3023 bmoore@staar.com